Exhibit 5.1
October 28, 2005
Ryder System, Inc.
11690 NW 105th Street
Miami, Florida 33178-1103
Ladies and Gentlemen:
     This opinion is being provided to you by the undersigned, as Assistant General Counsel of Ryder System, Inc., a Florida corporation (the “Company”). I have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3 Registration No. 333-128661, as amended (the “Registration Statement”), and the prospectus included therein (the “Prospectus”), relating to the registration by the Company of $800,000,000 in the aggregate, to be issued from time to time in one or more primary offerings, of (i) debt securities representing unsecured obligations of the Company (the “Debt Securities”) to be issued pursuant to the Indenture (the “Indenture”), dated October 3, 2003, by and between the Company and J.P. Morgan Trust Company, National Association (the “Trustee”); (ii) shares of common stock of the Company, par value $0.50 per share (“Common Stock”); (iii) shares of preferred stock of the Company (“Preferred Securities”), (iv) fractional interests in the Preferred Securities represented by depositary shares (“Depositary Shares”), (v) warrants to purchase Debt Securities, Common Stock, Preferred Securities or Depositary Shares (“Warrants”); (vi) contracts to purchase Common Stock (“Stock Purchase Contracts”), and (vii) units consisting of a Stock Purchase Contract and Debt Securities, Preferred Securities or debt obligations of third parties (“Stock Purchase Units,” together with the Debt Securities, Common Stock, Preferred Securities, Depositary Shares, Warrants and Stock Purchase Contracts, the “Securities”).
     In so acting, I have examined and relied upon a copy of the Indenture and the originals, or copies certified or otherwise identified to my satisfaction, of such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.
     Based on the foregoing, I am of the opinion that up to $400,000,000 of medium-term notes due any day nine months or more from the issuance date with such terms as will be set forth in a prospectus supplement and pricing supplement(s) (the “Notes”) have been duly and validly authorized by the Company and, when the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and delivered against payment therefor as set forth in a Selling Agency Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, moratorium, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and except as enforcement thereof is subject to general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
     I hereby consent to the use of this opinion as an exhibit to the Registration Statement. In addition, I consent to the reference to me under the caption “Legal Opinions” in the prospectus. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Sincerely,
/s/ Flora R. Perez
Flora R. Perez
Assistant General Counsel